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                                                         Exhibit 99.1

[BIOCIRCUITS LETTERHEAD]


                                       Contact: John Kaiser
                                                President & CEO
                                                Biocircuits Corporation
                                                (408) 752-8706

FOR IMMEDIATE RELEASE

                        BIOCIRCUITS ANNOUNCES MARKETING
                       ARRANGEMENT WITH BECTON DICKINSON

SUNNYVALE, CA -- JUNE 30TH, 1997 -- Biocircuits Corporation (Nasdaq: BIOC) announced today that the Company has signed a letter of intent to enter into an agreement with the Microbiology Systems Division of Becton Dickinson and Company. The agreement, when finalized and executed, will give Becton Dickinson exclusive world wide marketing rights to the IOS-Registered Trademark- system and all cartridges currently available as well as those that will be developed in the future. It is also anticipated that Becton Dickinson will assume the responsibility for manufacturing of the IOS-Registered Trademark- instrument in 1998. Biocircuits will continue to manufacture cartridges for transfer to Becton Dickinson as well as developing new test cartridges.

"This Agreement presents an exciting opportunity for Biocircuits to partner with a large diagnostic company," said John Kaiser, President and CEO of Biocircuits. "Becton Dickinson currently markets a number of synergistic diagnostic systems and easy to use tests to the same end user and through the same distribution channels currently employed by Biocircuits. With their much larger sales force and strong presence in the market place, market penetration of the IOS-Registered Trademark- system should be significantly enhanced."

The IOS-Registered Trademark- system is the first immunoassay system developed with the ease of use and cost characteristics necessary for use in the approximately 36,000 moderately complex licensed physician office laboratories.

                            - more -

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BIOCIRCUITS CORPORATION
Biocircuits Announces Marketing Agreement with
   Becton Dickinson
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"The ease of use of the IOS-Registered Trademark- system should make it ideal for the physician office lab," said Vincent Forlenza, President of the Microbiology Systems Division. "We look forward to a productive relationship with Biocircuits."

Becton Dickinson and Company sells a broad range of medical supplies and devices for use by health care professionals, medical research institutions and the general public.

Actual results may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon the Company's ability, directly or through third parties, to successfully manufacture and market its existing and proposed products, as well as the timely development and regulatory approval of additional products. These factors are more fully discussed in the Company's most recent report on Form 10-K. Further, since the letter of intent with Becton Dickinson is not legally binding there can be no assurances that a final agreement will be negotiated and finalized.

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